Exhibit 4.23

Execution Copy

PUT OPTION AGREEMENT

THIS PUT OPTION AGREEMENT (this “Agreement”) is made and entered into as of the first day of April 2008, by and among Foamex International Inc., a Delaware corporation (the “Company”), CGDO, LLC (as agent and on behalf of Chilton Global Distressed Opportunities Master Fund, L.P.) (“CGDO”) and Q Funding III, L.P. (“Q Funding III” and, together with CGDO, the “Investor”).

WHEREAS, the Company and D. E. Shaw Laminar Portfolios, L.L.C., Sigma Capital Associates, LLC, CGDO, LLC (as agent and on behalf of Chilton Global Distressed Opportunities Master Fund, L.P.) and Q Funding III, L.P. (together, the “Significant Equityholders”), severally and not jointly, have entered into an equity commitment agreement, dated the date hereof (the “Equity Commitment Agreement”), which has attached thereto as Exhibit A the Term Sheet (the “Term Sheet”);

WHEREAS, as set forth in the Term Sheet, the Company plans to carry out the Rights Offering;

WHEREAS, as set forth in the Term Sheet, the Company plans to carry out the Second Lien Term Loan Offering; and

WHEREAS, the Investor desires to sell to the Company, and the Company desires to purchase from the Investor, the right to put to the Investor shares of Additional Common Stock on the Closing Date (each, as defined in the Term Sheet) (the “Put Option Shares”) at a per share price equal to the Additional Common Stock Purchase Price (as defined in the Term Sheet) up to a maximum aggregate purchase price of $7,500,000, comprised of $5,500,000 from CGDO and $2,000,000 from Q Funding III (the “Firm Commitment Amount”), to the extent the Investor did not exercise its Rights in the Rights Offering (as defined in the Term Sheet) or participate in the Second Lien Term Loan Offering (as defined in the Term Sheet), subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor agree as follows:

ARTICLE I

OPTION TO REQUIRE PURCHASE

1.1           Grant of Option.  (a) The Investor hereby grants to the Company an option (the “Put Option”) to require the Investor to purchase the Put Option Shares to the extent the Investor did not exercise its Rights in the Rights Offering or participate in the Second Lien Term Loan Offering, whether or not such offerings are consummated.  The aggregate purchase price of the Put Option Shares issuable pursuant to exercise of the Put Option, together with the aggregate purchase price of the shares of Additional Common Stock purchased by the Investor by virtue of its exercise of the Rights in the Rights Offering, and the aggregate principal amount of the Second Lien Term Loans (as defined in the Term Sheet) assigned to the Company by the Investor in the Second Lien Term Loan Offering, shall be equal to the Firm Commitment

Amount and the price per share of the Put Option Shares shall be equal to the Additional Common Stock Purchase Price.  Such purchase shall be upon and subject to the terms, covenants and conditions set forth herein and in the Term Sheet.

(b)  Upon the exercise of the Put Option by the Company, the Company agrees to sell, and the Investor agrees to purchase, upon and subject to the terms, covenants and conditions set forth herein, all of its Put Option Shares.

1.2           Term and Exercise Period.  Subject to the satisfaction or waiver of the Put Option Conditions and Section 3.2 hereof, the Company may exercise the Put Option at any time prior to the Put Option Expiration Date (the “Exercise Period”).  If the Company shall not have exercised the Put Option during the Exercise Period, the Put Option shall automatically terminate without any further action by either the Company or the Investor, and, subject to Section 3.2(c) hereof, neither the Company nor the Investor shall have any further rights, duties or obligations hereunder relating to the Put Option.

1.3           Procedure to Exercise Option.  (a)  To exercise the Put Option during the Exercise Period, the Company shall deliver a written notice in accordance with Section 4.2 hereof in the form attached hereto as Annex A (an “Exercise Notice”) to the Investor, which Exercise Notice shall state that the Company is thereby exercising the Put Option and shall set forth the number of Put Option Shares to be sold to the Investor pursuant to such exercise and the purchase price therefor.  The date for the closing of the exercise of the Put Option shall be the Closing Date.

(b)  Upon exercise of the Put Option, this Agreement, as applicable, shall become a contract for the sale of the Put Option Shares from the Company to the Investor upon all of the terms, covenants and conditions as herein set forth, with the name in which the Put Option Shares shall be registered or certificated to be CGDO, LLC (as agent and on behalf of Chilton Global Distressed Opportunities Master Fund, L.P.) and Q Funding III, L.P., as applicable, unless the Investor shall have transmitted a notice to the Company in accordance with Section 4.2 hereof specifying different information to be used in respect of the Put Option Shares relating to it prior to the Closing Date.

(c)  If the Put Option is exercised, on the Closing Date the Company shall deliver the Put Option Shares to the Investor against payment by the Investor of the purchase price for its Put Option Shares by wire transfer of immediately available funds to the account designated by the Company in the Exercise Notice or, in lieu thereof, delivery of Second Lien Term Loans (to the extent permitted pursuant to the terms and conditions set forth in the Term Sheet).

ARTICLE II

PUT OPTION PREMIUM

2.1          Put Option Premium.  The Company will pay an aggregate amount of $646,875, comprised of $474,375 to CGDO and $172,500 to Q Funding III (the “Put Option Premium”), in the form of shares of Common Stock (based on the Additional Common Stock Purchase Price) to the accounts designated by the Investor in accordance with Section 4.2 hereof, on the earliest of

(i) the occurrence of a Termination Event (as defined in the Term Sheet); (ii) the Closing Date; and (iii) March 31, 2009.

ARTICLE III

CONDITIONS, TERMINATION AND LIMITATIONS

3.1           Conditions to the Investor’s Obligations.  (a)  The Investor’s obligations to purchase the Put Option Shares are subject to satisfaction or waiver of the Put Option Conditions.

(b)           The Put Option Conditions are intended solely for the benefit of the Investor, and can be waived or modified only upon the written consent of the Investor.

3.2           Termination.  (a) The Investor’s obligations to purchase the Put Option Shares shall terminate automatically without any act of the Investor upon the occurrence of any of the Termination Events, as provided in the Term Sheet.

(b)           The Termination Events are intended solely for the benefit of the Investor, and can be waived or modified only upon the written consent of the Investor.

(c)           Notwithstanding any other provision of this Agreement to the contrary, the Investor shall be entitled to retain or receive any portion of the Put Option Premium (provided the Investor is not otherwise in material breach of any of its material obligations under the Equity Commitment Agreement) paid or payable as of the date of termination.

3.3           NOL Limitations.  (a)  Notwithstanding any other provision herein to the contrary, the Put Option shall not be exercisable by the Company if the Investor is, or is part of a group of persons that is, not a Five Percent Stockholder (as defined in the Term Sheet) as of the date hereof, to the extent (but only to the extent) such exercise, after taking into account the shares of Additional Common Stock acquired by the Investor pursuant to the Rights Offering and the Second Lien Term Loan Offering and in connection with the payment of the Put Option Premium, would result in the percentage stock ownership of such person or group of persons exceeding 4.9% of the outstanding Common Stock, for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)           To the extent the issuance of shares of Additional Common Stock is reduced pursuant to foregoing provision or pursuant to the provisions set forth in the Term Sheet under “NOL Limitations,” the Firm Commitment Amount shall be reduced accordingly.

3.4           Limitations on Beneficial Ownership.  (a)  Notwithstanding any other provision of this Agreement to the contrary (except as otherwise provided in this Section 3.4(a)), to the extent that the Investor (or its assignee, if such assignee is an affiliate) is entitled to shares of Additional Common Stock pursuant to the exercise of Rights or exercise by the Company of the Put Option or participation by the Investor (or its assignee, if such assignee is an affiliate) in the Second Lien Term Loan Offering or in connection with the payment of Put Option Premium, such shares of Common Stock issuable pursuant to the exercise of Rights or the Put Option or participation in the Second Lien Term Loan Offering shall not be issued to the Investor (or its assignee, if such assignee is an affiliate) to the extent (but only to the extent) such issuance would result in the total beneficial ownership by the Investor, together with its affiliates, being equal to or in excess of 5.0% (the “Applicable Percentage”) of the total outstanding shares of Common Stock; in such event, the Firm Commitment Amount of the Investor (or its assignee, if such assignee is an affiliate) shall be reduced so that such exercise of Rights or the Put Option or participation in the Second Lien Term Loan Offering, after first taking into account the shares of Additional Common Stock received or to be received in connection with the payment of the Put Option Premium, would not result in the beneficial ownership of the Investor (together with its affiliates) exceeding the Applicable Percentage; provided that to the extent any such reduction is required, it shall be carried out in the manner set forth in the Term Sheet.

(b)           By written notice to the Company, the Investor may from time to time increase the Applicable Percentage to any other percentage specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

(d)           For purposes of this Section 3.4, the term “beneficial ownership” shall be deemed to have the meaning accorded to such term pursuant to Section 13 of the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

ARTICLE V

MISCELLANEOUS

4.1           Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.  Terms used but not defined herein shall have the meanings ascribed to such terms in the Term Sheet.

4.2           Notices.  Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant thereto shall be in writing and shall be delivered personally by a receipt requested therefor, by electronic mail (with a return receipt obtained), by facsimile transmission (with a delivery confirmation obtained) or sent by a recognized overnight courier service or by the United States registered or certified mail, return receipt requested, postage prepaid and addressed to the parties at their respective addresses set forth below, and the same shall be effective (a) upon receipt or refusal if delivered personally or by facsimile or electronic mail transmission; (b) one (1) business day after deposit with such an overnight courier service or (c) two (2) business days after deposit in the mails if mailed.  A party may change its address for receipt of notices by service of a notice of change in accordance herewith.  All notices by electronic mail and by facsimile transmission shall be subsequently confirmed by U.S. certified or registered mail.

If to the Investor:		CGDO, LLC (as agent on behalf of Chilton Global Distressed Opportunities Master Fund, L.P.) and
Q Funding III, L.P.
c/o Chilton Capital Management, LLC
1266 East Main Street, 7th Floor
Stamford, Connecticut 06902
Attention: Montes Piard
Facsimile No.: (203) 352-4078
Phone: (203) 352-4077
E-mail: mpiard@chiltoninc.com

With a copy to:		Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Richard J. Cooper
Facsimile No.: (212) 225-3999
Telephone No.: (212) 225-2000
E-mail: rcooper@cgsh.com

If to the Company:		Foamex International Inc.
1000 Columbia Avenue
Linwood, Pennsylvania 19061
	Attention:	Andrew R. Prusky, Esq.
Vice President and Deputy General
Counsel
Facsimile No.: (610) 859-3024
Telephone No.: (610) 859-3000
E-mail: aprusky@foamex.com

With a copy to:		Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Judith R. Thoyer, Esq.
Facsimile No.: (212) 492-0002
Telephone No.: (212) 373-3002
E-mail: jthoyer@paulweiss.com

4.3           GOVERNING LAW.  THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES, SHALL GOVERN THE INTERPRETATION OF THIS AGREEMENT.

4.4           Entirety and Amendments.  This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the transactions contemplated herein, and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

4.5           Multiple Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one agreement, binding on all of the parties hereto notwithstanding that all of the parties hereto are not signatories to the same counterpart.  For purposes of this Agreement, each of the parties hereto agrees that a facsimile copy of the signature of the person executing this Agreement on either party’s behalf shall be effective as an original signature and legally binding and effective as an execution counterpart hereof.

4.6           Parties Bound.  The Company shall not have the right to assign this Agreement, without the prior written consent of the Investor.  The Investor shall not have the right to assign this Agreement without the prior written consent of the Company, except the Investor may assign this agreement to such designees as may be reasonably acceptable to the Company.  This Agreement will be binding upon and inure to the benefit of the Company and the Investor and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof.

4.7           Further Acts.  In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by the Company and the Investor, the Company and the Investor agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing Date or after the Closing Date any and all such further acts, deeds and assurances as may be reasonably necessary to consummate the transactions contemplated hereby.

4.8           Business Days.  All references to “business days” contained herein are references to days on which banks are not required or authorized to close in New York City.

IN WITNESS WHEREOF, the parties hereto have executed this Put Option Agreement as of the date first above written.

COMPANY:

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name: John G. Johnson, Jr.
	Title:	President and
Chief Executive Officer

INVESTOR:

CGDO, LLC as agent and on behalf of

Chilton Global Distressed Opportunities

Master Fund, LP

By:	Chilton Investment Company, LLC
Managing Member

By:	/s/ James Steinthal
Name: James Steinthal
Title: Managing Director

Q FUNDING III, L.P.

By: Prufrock Onshore, L.P., its general partner

By: J Alfred Onshore, LLC, its general partner

By:	/s/ Noel Nesser
Name: Noel Nesser
Title: CFO & Treasurer

ANNEX A

FORM OF EXERCISE NOTICE

[Date]

TO:         CGDO, LLC (as agent and on behalf of Chilton Global Distressed Opportunities Master Fund, L.P.) and Q Funding III, L.P.

Reference is made to the Put Option Agreement, dated as of April 1, 2008 (the “Put Option Agreement”), by and among CGDO, LLC (as agent and on behalf of Chilton Global Distressed Opportunities Master Fund, L.P.) (“CGDO”) and Q Funding III, L.P. (“Q Funding III” and, together with CGDO, the “Investor”) and Foamex International Inc. (the “Company”).  Capitalized terms used but not otherwise defined herein have the meanings specified in the Put Option Agreement.

The Company hereby notifies you that the Company is exercising the Put Option pursuant to Section 1.3 of the Put Option Agreement.

The number of Put Option Shares being sold to the Investor pursuant to the exercise of the Put Option is [      ] (comprised of [      ] Put Option Shares in respect of CGDO and [      ] Put Option Shares in respect of Q Funding III) and the purchase price therefor is $[        ] (comprised of $[        ] in respect of CGDO and $[        ] in respect of Q Funding III).  Upon payment of the purchase price in accordance with the Put Option Agreement, the Put Option Shares shall be issued to you.

Payment of the purchase price for the Put Option Shares or delivery of Second Lien Term Loans in lieu thereof shall be made as follows:  [account details / loan delivery information].

Very truly yours,

FOAMEX INTERNATIONAL INC.

By:
Name:
Title: